                                                    --------------------------
                                                            OMB APPROVAL
                                                    --------------------------
--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires:  January 31, 2005
--------                                            Estimated average burden
                                                    hours per response.... 0.5
                                                    --------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
KRANER          MATTHEW     G.                (Month/Day/Year)           PULITZER INC. (PTZ)                    (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)       05/14/2002                    5. Relationship of Reporting        -----------------------
900 NORTH TUCKER BOULEVARD                 ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting              Director       10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                   X  Form filed by
ST. LOUIS         MO           63101          (voluntary)                  X   Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                         VICE PRESIDENT                         --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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NO SECURITIES OWNED
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
                                                                          (Over)
                                                                 SEC 1473 (3-99)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

   If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB central number

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                                       TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Date Exercisable     3. Title and Amount of      4. Conversion    5. Ownership    6. Nature of Indirect
   Security (Instr. 4)     and Expiration          Securities Underlying       or Exercise      Form of         Beneficial Ownership
                           Date                    Derivative Security         Price of         Derivative      (Instr. 5)
                           (Month/Day/Year)        (Instr. 4)                  Derivative       Security:
                        -------------------------------------------------      Security         Direct (D) or
                                                                Amount or                       Indirect (I)
                        Date         Expiration                 Number                          (Instr. 5)
                        Exercisable  Date          Title        of Shares
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                                                   COMMON
EMPLOYEE STOCK OPTION                              STOCK, $.01
(RIGHT TO BUY)          (1)          12/17/2009    PAR VALUE    22,500         $39.6875         D
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                                                   COMMON
EMPLOYEE STOCK OPTION                              STOCK, $.01
(RIGHT TO BUY)          (2)          12/11/2010    PAR VALUE    17,500         $43.8700         D
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                                                   COMMON
EMPLOYEE STOCK OPTION                              STOCK, $.01
(RIGHT TO BUY)          (3)          12/06/2011    PAR VALUE    20,000         $48.7000         D
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Explanation of Responses:

Table II.  Item 2

(1)  Employee stock option granted under the Pulitzer Inc. 1999 Stock Option
     Plan in transaction exempt under Rule 16b-3. The option becomes exercisable in 33 1/3 percent increments on December 17, 2000, December 17, 2001, and
     December 17, 2002, respectively.

(2)  Employee stock option granted under the Pulitzer Inc. 1999 Stock Option
     Plan in transaction exempt under Rule 16b-3. The option becomes exercisable in 33 1/3 percent increments on December 11, 2001, December 11, 2002, and
     December 11, 2003, respectively.

(3)  Employee stock option granted under the Pulitzer Inc. 1999 Stock Option
     Plan in transaction exempt under Rule 16b-3. The option becomes exercisable in 33 1/3 percent increments on December 06, 2002, December 06, 2003, and
     December 06, 2004, respectively.

SEE ATTACHED POWER OF ATTORNEY.


                         /s/ JAMES V. MALONEY                      MAY 16, 2002
                         -------------------------------           ------------
                         **Signature of Reporting Person               Date
                         ATTORNEY-IN-FACT

  **  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                               POWER OF ATTORNEY


         Know all by these presents, that the undersigned hereby constitutes and appoints each of Alan G. Silverglat and James V. Maloney, signing singly, the undersigned's true and lawful attorney-in-fact to:

     1. execute for and on behalf of the undersigned, in the undersigned's capacity as a direct or indirect beneficial owner of more than 10 per centum of any class of any equity security of Pulitzer Inc. (the "Company") which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), as an officer of the Company and/or as a director of the Company, Forms 3, 4, and 5 in accordance with Section 16(a) of the Exchange Act and the rules thereunder;

     2. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     3. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 22nd day of May, 2002.



                                                 /s/ Matthew G. Kraner
                                                 -------------------------------
                                                            Signature


                                                        Matthew G. Kraner
                                                 -------------------------------
                                                           Print Name